Exhibit 99.1

NIC Launches RxGov, a Best-in-Class Technology Choice for Government to Combat the Opioid Epidemic

Company acquires software assets to add to its prescription drug monitoring expertise

OLATHE, Kan.--(BUSINESS WIRE)--August 1, 2018--NIC Inc. (Nasdaq: EGOV), the dominant provider of digital government services, today announced the launch of RxGov, a comprehensive prescription drug monitoring program (PDMP) technology platform to help government combat the opioid epidemic. The platform is driven by the Company’s acquisition of the RxOrbit suite of technology assets from Leap Orbit, a privately held, Maryland-based company with extensive healthcare IT expertise in health information exchanges, clinical decision support, and state and federal government markets.

“We are pleased to introduce RxGov to the market,” said Harry Herington, NIC Chief Executive Officer and Chairman of the Board. “This solution leverages the best of the PDMP systems NIC currently manages, plus the unique, cutting-edge functionality of the technology we acquired. This best-in-class solution brings choice, flexibility, and affordability to government officials responsible for prescription drug monitoring programs.”

Prescription drug monitoring programs are used in nearly every state in the United States to track the prescribing, dispensing, and use of prescribed controlled opioids such as hydrocodone and oxycodone. Every day in the United States, nearly 50 people die from an overdose involving prescription opioids. Emerging research suggests that PDMPs are associated with a reduction in the rate of controlled substance prescribing.

The RxGov PDMP platform includes a variety of industry-leading benefits and features, including:

  Data Transparency: The system provides complete end-to-end data transparency among healthcare officials, pharmacies, government, and law enforcement.
  Unique Patient Matching Algorithm: RxGov uses machine learning to match patient full names, nicknames, maiden names, etc. into a single record to prevent doctor shopping.
  Seamless Integration with Electronic Health Records (EHR): With this platform, healthcare organizations can integrate PDMP data directly into the clinical workflow within their EHR, without the need to log into a separate web portal.
  Platform as a service (PaaS): PaaS allows for quick deployment and easy migration from a legacy system.
  Completely Cloud Based: RxGov is hosted in the trusted Microsoft Azure cloud platform.

“When we developed RxOrbit, we knew PDMP technology could be better,” said Mrinal Bhasker, partner of Leap Orbit. “The acquisition of RxOrbit by NIC to form RxGov is an exciting step towards our vision of delivering PDMP data to all policymakers and clinicians where and when they need it to make informed decisions. We look forward to seeing NIC build upon this vision and bring a best-in-class solution to an industry that needs it. This is a critical component in combating the opioid epidemic in the U.S.”

Leap Orbit’s technology has been operating as part of a pilot program since 2017 with the state of Maryland. NIC has been managing PDMP solutions since 2011, and launched its flagship, comprehensive ePDMP system in the state of Wisconsin in 2017. This acquisition is a purchase of assets only by NIC, and no Leap Orbit employees will be joining the Company. However, as part of the purchase agreement, NIC will have an ongoing strategic relationship with Leap Orbit to actively collaborate on future business development efforts and the product roadmap for RxGov. The Company will further discuss the asset acquisition during NIC’s Q2 2018 earnings announcement scheduled for 4:30pm EDT, today, Wed., August 1. The webcast will be available at http://www.egov.com/investor-relations.

About NIC

NIC Inc. (Nasdaq: EGOV) is the nation’s premier provider of innovative digital government solutions and secure payment processing, which help make government interactions more accessible for everyone through technology. The family of NIC companies has developed a library of more than 13,000 digital government services for more than 5,500 federal, state, and local government agencies. Among these solutions is the ground-breaking personal assistant for government, Gov2Go, delivering citizens personalized reminders and a single access point for government interactions. More information is available at www.egov.com.

About Leap Orbit

Leap Orbit assists healthcare institutions in developing and implementing technology to transform the way care is delivered and paid for. The Leap Orbit team has been engaged with trend-setters and policymakers at the national level and across the states to shape the technology that drives the healthcare industry. The firm’s work at the industry’s cutting edge fuels its innovative product development model, bringing solutions to healthcare’s thorniest challenges. More information is available at www.leaporbit.com.

CONTACT:
NIC Inc.
Angela Davied, 913-754-7054
adavied@egov.com